EXHIBIT INDEX

Exhibit Number
99.1              Winn-Dixie Stores, Inc. Press Release dated June 2, 1999



           WINN-DIXIE PRESIDENT, JAMES KUFELDT, ANNOUNCES RETIREMENT

JACKSONVILLE, FL. June 2, 1999 -- James Kufeldt announced today that he plans to retire as President of Winn-Dixie Stores, Inc. this summer. He said, "recent medical issues caused me to re-think my priorities, and I decided that I wanted to be able to spend more time with my family."

"I have a special place in my heart for Winn-Dixie, having been here since 1961. Our Company has grown and prospered over the years. I am proud of that and the progress that has been made."

The Board of Directors requested that Mr. Kufeldt remain as President until his successor is in place. Mr. Kufeldt stated, "I, too, want to make sure there is a smooth transition and have agreed to stay until a new President is in place and the transition is completed."

A. Dano Davis, Chairman of the Board and Principal Executive Officer, stated, "Jim Kufeldt has committed his life to this Company and has had a tremendously positive impact upon all of us. He has served the Company for 38 years, 11 as President. We understand the reasons for his decision, but he will be an extraordinarily hard person to replace. We will conduct a search, both inside and outside the Company, in order to find the best person possible."

Winn-Dixie Stores, Inc. is one of the nation's largest supermarket retailers, with more than 1,180 stores in 14 states and the Bahamas.

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